Exhibit 99.1

For Immediate Release	CONTACT:
Investors/Media
Blaine Davis
(610) 459-7158

Media
Kevin Wiggins
(610) 459-7281

ENDO PHARMACEUTICALS REPORTS

FIRST QUARTER 2009 FINANCIAL RESULTS

CHADDS FORD, Pa., April 29, 2009 — Endo Pharmaceuticals (Nasdaq: ENDP) today reported financial results for the first quarter of 2009, including results beginning on February 23, 2009 for Indevus Pharmaceuticals, which Endo acquired during the quarter.

Net sales during the first quarter of 2009 increased 16% to $335.3 million compared with $290.3 million in the first quarter of 2008. Net income for the three months ended March 31, 2009 was $39.0 million compared with $59.5 million in the comparable 2008 period. As detailed in the Supplemental Financial Information below, adjusted net income for the three months ended March 31, 2009 was $79.0 million compared with $68.2 million in the same period in 2008.

Diluted earnings per share for the three months ended March 31, 2009 were $0.33 compared with $0.44 in the first quarter of 2008. Adjusted diluted earnings per share for the three months ended March 31, 2009 were $0.67 compared with $0.51 in the same period in 2008.

“We had a solid first quarter during which we diversified our commercial business beyond pain management, reorganized our sales and marketing and R&D groups, and repositioned our company for sustainable future growth,” said Dave Holveck, president and chief executive officer of Endo Pharmaceuticals. “I believe our broader therapeutic focus on urology and oncology and more capable specialty infrastructure will enable us to meet aggressive long-term growth targets and adapt quickly to a changing healthcare environment.”

Selected Product Review

PAIN PRODUCTS

LIDODERM®: For the quarter ended March 31, 2009, net sales of LIDODERM decreased 5% to $171.6 million compared with $180.5 million in the same period a year ago. Prescription volume for LIDODERM decreased 2% in the first quarter of 2009 versus the comparable 2008 period.

OPANA® ER and OPANA®: Combined net sales for the OPANA franchise increased 31% to $52.8 million for the first quarter 2009 compared with $40.3 million in the same period a year ago. Prescription volume for OPANA ER and OPANA increased 58% in the first quarter 2009 versus the comparable 2008 period.

FROVA®: Net sales of FROVA were $12.3 million for the three months ended March 31, 2009 compared with $14.1 million for the same period in 2008.

Voltaren® Gel: Net sales of Voltaren Gel were $12.3 million for the three months ended March 31, 2009. Voltaren Gel was launched in March 2008. Responding to marketplace demand, Voltaren Gel 3 & 5 Packs became available in April 2009.

ONCOLOGY/ENDOCRINOLOGY PRODUCTS

For the first quarter of 2009, net sales of other branded products were $10.2 million compared with $1.8 million in the same period in 2008. Included in other branded products are net sales from products recently obtained through our acquisition of Indevus Pharmaceuticals, Inc. for the period February 23, 2009 through March 31, 2009. Net Sales of SUPPRELIN® LA applicable to Endo results for the first quarter were $2.7 million. Net Sales of VANTAS® applicable to Endo results for the first quarter were $1.9 million.

GENERIC AND NON-PROMOTED PRODUCTS

For the first quarter of 2009, net sales from the company’s generic products were $42.4 million compared with $21.8 million in the same period in 2008. Net sales of Percocet® were $33.7 million for the three months ended March 31, 2009 compared with $31.8 million in the same period in 2008. During the first quarter of 2009, the company benefited from a market shortfall in the supply for certain generic products.

Acquisition of Indevus Pharmaceuticals, Inc.

During the first quarter of 2009, we completed our acquisition of Indevus Pharmaceuticals, Inc. and acquired 100% of the outstanding shares of Indevus for a purchase price of $4.50 per share in cash and the non-transferable contractual right to receive up to an additional $3.00 per share in cash payable in the future upon achievement of certain regulatory and sales milestones. The results of operations for Indevus have been included in our consolidated operating results beginning on February 23, 2009.

Conference Call Information

Endo will conduct a conference call with financial analysts to discuss this news release today at 10:30 a.m. ET. Investors and other interested parties may call 866-383-7998 (domestic) or 617-597-5329 (international) and enter code 54725288. Please dial in 10 minutes prior to the scheduled start time.

A replay of the call will be available from April 29 at 1:30 p.m. ET until 12:00 a.m. ET on May 6 by dialing 888-286-8010 (domestic) or 617-801-6888 (international), pass code 95260431. A simultaneous webcast of the call may be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 12:00 a.m. ET on May 6. The replay can be accessed by clicking on “Events” in the Investor Relations section of the website.

Supplemental Financial Information

The following tables provide a reconciliation of our GAAP statements of operations to our adjusted statements of operations for each of the three months ended March 31, 2009 and March 31, 2008 (Certain prior period amounts have been reclassified to conform to the current period presentation) (in thousands, except per share data):

Three Months Ended March 31, 2009 (unaudited)	Actual (GAAP)	Adjustments		Adjusted

Net sales	$335,300	$–		$335,300

Costs and expenses:
Cost of sales	83,009	(12,996	)(1)	70,013
Selling, general and administrative	120,006	–		120,006
Research and development	28,414	(9,438	)(2)	18,976
Acquisition-related costs	26,405	(26,405	)(3)	–

Operating income	77,466	48,839		126,305
Interest expense, net	7,593	(3,781	)(4)	3,812
Other expense, net	1,105	172	(5)	1,277

Income before income taxes	68,768	52,448		121,216
Income taxes	29,731	12,462	(6)	42,193

Net income	$39,037	$39,986		$79,023

Diluted earnings per share	$0.33			$0.67
Diluted weighted average shares	117,209			117,209

Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)	To exclude amortization of commercial intangible assets related to marketed products ($11,377) and the impact of the Indevus inventory step-up recorded as part of acquisition accounting ($1,619).
(2)	To exclude upfront and milestone payments to partners.
(3)	To exclude Indevus transaction and separation costs.
(4)	To exclude additional interest expense as a result of adopting APB 14-1
(5)	To exclude changes in fair value of financial instruments, net.
(6)	To reflect the tax effect of the pre-tax adjustments above at the applicable tax rates and the cash tax savings resulting from the Indevus acquisition.

Three Months Ended March 31, 2008 (unaudited)	Actual (GAAP)	Adjustments		Adjusted

Net sales	$290,271	$–		$290,271

Costs and expenses:
Cost of sales	56,534	(4,189	)(1)	52,345
Selling, general and administrative	115,002	(3,278	)(2)	111,724
Research and development	33,582	(6,450	)(3)	27,132

Operating income	85,153	13,917		99,070
Interest income, net	(9,265)	–		(9,265)
Other expense, net	282	–		282

Income before income taxes	94,136	13,917		108,053
Income taxes	34,608	5,239	(4)	39,847

Net income	$59,528	$8,678		$68,206

Diluted earnings per share	$0.44			$0.51
Diluted weighted average shares	134,652			134,652

Notes to reconciliation of our GAAP statements of operations to our adjusted statements of operations:

(1)	To exclude amortization of commercial intangible assets related to marketed products.
(2)	To exclude separation costs.
(3)	To exclude upfront and milestone payments to partners.
(4)	To reflect the tax effect of the pre-tax adjustments above at the applicable tax rates.

For an explanation of Endo’s reasons for using non-GAAP measures, see Endo’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

Reconciliation of Projected GAAP Diluted Earnings Per Share to Adjusted Diluted

Earnings Per Share Guidance

	Year Ended
	December 31, 2009

Projected GAAP diluted income per common share	$1.73	to	$1.81
Upfront and milestone payments to partners	$0.26		$0.26
Amortization of commercial intangible assets	$0.48		$0.48
Indevus transaction and separation costs	$0.23		$0.23
Interest expense adjustment for APB 14-1	$0.12		$0.12
Tax effect of pre-tax adjustments at the applicable tax rates and certain other expected cash tax savings as a result of the Indevus acquisition	($0.23)		($0.23)
Diluted adjusted income per common share guidance	$2.59	to	$2.67

The company’s guidance is being issued based on certain assumptions including:

•	Adjusted effective tax rate of approximately 34% in 2009;
•	Weighted average number of common shares outstanding of 117 million shares for the year ended December 31, 2009;
•	The February 23, 2009 acquisition date of Indevus Pharmaceuticals, Inc.; and
•	Certain of the above amounts are based on preliminary estimates and there can be no assurance that Endo will achieve these results.

About Endo

Endo Pharmaceuticals is a specialty pharmaceutical company engaged in the research, development, sale and marketing of branded and generic prescription pharmaceuticals used to treat and manage pain, overactive bladder, prostate cancer and the early onset of puberty in children, or central precocious puberty (CPP). Its products include LIDODERM®, a topical patch to relieve the pain of postherpetic neuralgia; Percocet® and Percodan® tablets for the relief of moderate-to-moderately severe pain; FROVA® tablets for the acute treatment of migraine attacks with or without aura in adults; OPANA® tablets for the relief of moderate-to-severe acute pain where the use of an opioid is appropriate; OPANA® ER tablets for the relief of moderate-to-severe pain in patients requiring continuous, around-the-clock opioid treatment for an extended period of time; and Voltaren®Gel, a nonsteroidal anti-inflammatory drug indicated for the relief of the pain of osteoarthritis of joints amenable to topical treatment, such as those of the hands and the knees. Voltaren®Gel is owned and licensed by Novartis AG; SANCTURA® and its XR version for treatment of overactive bladder, VANTAS® for the palliative treatment of advanced prostate cancer, and SUPPRELIN® LA for the treatment of early onset puberty in children. The company markets its branded pharmaceutical products to physicians in pain management, neurology, surgery, oncology, and primary care. More information, including this and past press releases of Endo Pharmaceuticals, is available at www.endo.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, the acquisition of Indevus, the company’s financial position, results of operations, market position, product development and business strategy, as well as estimates of future net sales, future expenses, future net income and future earnings per share. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “intend,” “guidance” or similar expressions are forward-looking statements. Because these statements reflect our current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in this press release. These factors include, but are not limited to; the possibility that the acquisition of Indevus is not complementary to Endo; the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and pipeline products; competition in our industry, including for branded and generic products, and in connection with our acquisition of rights to assets, including intellectual property; government regulation of the pharmaceutical industry; our dependence on a small number of products and on outside manufacturers for the manufacture of our products; our dependence on third parties to supply raw materials and to provide services for certain core aspects of our business; new regulatory action or lawsuits relating to our use of controlled substances in many of our core products; our exposure to product liability claims and product recalls and the possibility that we may not be able to adequately insure ourselves; our ability to protect our proprietary technology; our ability to successfully implement our in-licensing and acquisition strategy; the availability of third-party reimbursement for our products; the outcome of any pending or future litigation or claims by the government; our dependence on sales to a limited number of large pharmacy chains and wholesale drug distributors for a large portion of our total net sales; a determination by a regulatory agency that we are engaging in inappropriate sales or marketing activities, including promoting the “off-label” use of our products; the loss of branded product exclusivity periods and related intellectual property; and exposure to securities that are subject to market risk including auction-rate securities the market for which is currently illiquid; and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, particularly the discussion under the caption “Item 1A, RISK FACTORS” in our annual report on Form 10-K for the year ended December 31, 2008, which was filed with the Securities and Exchange Commission on March 2, 2009. The forward-looking statements in this press release and on the related conference call are qualified by these risk factors. These are factors that, individually or in the aggregate, we think could cause our actual results to differ materially from expected and historical results. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

(Tables Attached)

The following tables present Endo’s unaudited net sales for the three months ended March 31, 2009 and March 31, 2008:

Endo Pharmaceuticals Holdings Inc.

Net Sales (unaudited)

(in thousands)

	Three Months Ended March 31,
	2009	2008
LIDODERM®	$171,636	$180,524
OPANA® ER AND OPANA®	52,765	40,283
Percocet®	33,690	31,800
FROVA®	12,292	14,055
Voltaren® Gel	12,319	–
Other Brands *	10,205	1,816

Total Brands	$292,907	$268,478
Total Generics	$42,393	$21,793

Total Net Sales	$335,300	$290,271

*	Other Brands include Indevus results beginning on February 23, 2009.

The following table presents condensed consolidated cash flow data for the three months ended March 31, 2009 and March 31, 2008:

Endo Pharmaceuticals Holdings Inc.

Condensed Consolidated Cash Flow Data (unaudited)

(in thousands)

	Three Months Ended
	March 31,
	2009	2008

Net cash provided by operating activities	$35,031	$75,453
Net cash (used in) provided by investing activities	(423,555)	125,385
Net cash provided by (used in) financing activities	6,988	(623)

Net (decrease) increase in cash and cash equivalents	$(381,536)	$200,215

Cash and cash equivalents, beginning of period	$775,693	$350,325
Cash and cash equivalents, end of period	$394,157	$550,540

#####